[METLIFE LOGO]

Nancy H. Badeer

Assistant General Counsel

MetLife

1095 Avenue of the Americas

New York, NY 10036

T: 212-578-6810

F: 212-251-1566

December 18, 2013

Re:	Initial Registration Statement filed on December 18, 2013

Metropolitan Life Insurance Company

Registered Fixed Account Option

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed offering of a certain fixed annuity contract (the “Contract”) issued by Metropolitan Life Insurance Company (“MLIC”) under an initial Registration Statement filed on December 18, 2013 (the “Registration Statement”) and described therein, filed by MLIC under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of MLIC and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. MLIC is a corporation validly existing and in good standing under the laws of the State of New York.

2. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, will be approved and authorized by the Superintendent of Financial Services. Each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus (the “Prospectus”) included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of MLIC in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by MLIC other than those described in the Contract and as referred to in the Prospectus.

I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Nancy H. Badeer
Nancy H. Badeer